Exhibit 99.1

Alpine 4 Technologies, Ltd. (ALPP) enters LOI to Acquire Lattice Incorporated (LTTC)

Alpine 4 Technologies Plans to add A New Tech Platform in The Correctional Services Industry with Its proposed Acquisition Of Lattice, Inc.

Phoenix AZ, August 1, 2017—  Alpine 4 Technologies (ALPP) today announced that it has entered into a letter of intent to acquire all of the outstanding securities of Lattice Incorporated and letters of intent with certain of Lattice's creditors to convert their debt in Lattice into equity.  The transaction will be subject to the parties to the transaction (including the holders of debt) entering into definitive agreements and the approval of Lattice's stockholders.

The companies expect the transaction to close by the end of 2017.

About Lattice

Lattice Incorporated, is a trusted global partner to correctional facilities.  It provides a complete range of innovative inmate management and communications solutions that deliver greater efficiencies to facilities, reduce the administrative burden on their staff, provide them with revenue-generating opportunities, and connect their inmates with family and friends; serving approximately 350 correctional facilities and over 78,000 inmates in the United States, Canada, Japan, and Europe.

Lattice's headquarters are in Southern New Jersey (just outside of Philadelphia, PA).  They maintain Sales Offices and a Customer Service Call Center in the United States, and they have strong relationships with correctional facility partners both domestically and outside the United States.

Lattice's Corrections Operating Platform (COP) is a complete range of innovative, secure solutions that continues to evolve based on the latest technology advancements.  It includes:
•	Inmate Telephone Solutions
•	Mobile Devices
•	Video Visitation
•	Video Arraignment
•	Deposit Solutions

Kent B. Wilson, CEO of Alpine 4, had this to say: "We're excited about adding Lattice to Alpine 4.    Our vision for Lattice is not only driven by the tremendous potential for revenue that is currently generated in the correctional services tech sector, but also to be a responsible and compassionate supplier of services to the inmate population and their families. The US-based prison system is moving beyond traditional ways for inmates to communicate with loved ones.  Lattice and its suite of communication tools are geared towards a reward based inmate system, that goes beyond the traditional forms of communication, like phone calls and onsite visits, and instead are communicating programmatically through systems like Lattice's CellMate system and NextVisit."

Paul Burgess, Lattice CEO said: "Lattice has always maintained an innovative approach towards its products and services.  This transaction will bring additional expertise and assets that we can leverage to aggressively grow throughout our market.  The synergies between Lattice and Alpine 4 will enable us to provide new innovative products and solutions while accelerating time to market in a much more cost-effective manner.  With our new CellMate product, we are able to provide inmates with a means to keep in close contact with their friends and family while operating in a secure environment, helping correctional facilities reduce costs.  We believe that the growth potential of this technology goes beyond just the corrections market.  Alpine 4 and Lattice are developing a wireless service that will provide calling plans for Friends, family, and law enforcement officials that incorporate Lattice's secure communications platform.  In addition, the wireless service will provide service to the ALTIA telematics platform, reducing costs and increasing revenue throughout the Alpine group of companies."

Benefits of the Transaction:

Sharing of resources: The Alpine 4 acquisition of Lattice Inc. will leverage complementary strengths between the two companies, and Alpine 4 anticipates the benefits of that leverage to drop the fixed cost G&A expenses of Lattice in the first 12-18 months after closing.

Synergies:   Alpine 4's subsidiary, Quality Circuit Assembly, will assist in the engineering of new products and services for Lattice and will also take over a large amount of the contract manufacturing of the Lattice product offering that is currently outsourced.   Alpine 4's subsidiary, ALTIA, which has pioneered several GPS tracking hardware and software products, will be assisting Lattice in the development for pre and post prison tracking systems.

Increased Shareholder Value:  This transaction will result in a positive adjustment to Alpine 4's Shareholder Equity and is anticipated to reduce Lattice's overall debt from $6m to $3m.

Profitable Earnings:  Upon closing this transaction will eliminate approximately 50% of Lattice's debt, which should allow Lattice to obtain net profit earnings on its current revenue base.  It is also anticipated that the decreased debt burden will allow Lattice to direct more of its cash towards the growth of the company.  Mr. Wilson has this to say: "Once a company can obtain break-even, a company then can either drive gross profit to the bottom line and create more net profit or use that added profit to either attack the market with more aggressive pricing or put more dollars behind additional sales support.  Either way, it is a great milestone to pass and should be a deciding factor in the future success of Lattice."

About Alpine 4 Technologies, Ltd.

Alpine 4 is a publicly traded enterprise with business-related endeavors in Automotive Technologies, Electronics Manufacturing, Engineering and Software development, and Energy Services.

Four principles at the core of our business are: Synergy. Innovation. Drive. Excellence.  At Alpine 4, we believe synergistic innovation drives excellence.  By anchoring these words to our combined experience and capabilities, we are able to aggressively pursue opportunities within and across vertical markets.  We deliver solutions that not only drive industry standards, but also increase value for our shareholders.

Contact: Kent B. Wilson, CEO or Ian Kantrowitz, Director of Investor Relations

kwilson@alpine4.com

iank@alpine4.com

www.alpine4.com

www.latticeinc.com

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.